ADDENDUM TO BUSINESS FINANCING AGREEMENT AND
AGREEMENT FOR WHOLESALE FINANCING

This Addendum is made to (i) that certain Business Financing Agreement executed on the 25th day of June, 2004, between En Pointe Technologies Sales, Inc. and En Pointe Gov, Inc. (individually, collectively and jointly and severally “Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“BFA”) and (ii) that certain Agreement for Wholesale Financing between Dealer and CDF dated June 25, 2004 as amended (“AWF”).

FOR VALUE RECEIVED, CDF and Dealer agree that the following paragraph is incorporated into the AWF and BFA as if fully and originally set forth therein:

“En Pointe Technologies, Inc., Guarantor of Dealer’s obligations to CDF under a Collateralized Guaranty dated June 25, 2004 (“Guarantor”), will maintain, as of the last day of each calendar quarter set forth below:

(a)	a Tangible Net Worth and Subordinated Debt in the combined amount of not less than the amount shown below:

Quarter-end	Amount

March 2006	$12,850,000
June 2006	$11,850,000
September 2006	$12,250,000
December 2006 and each quarter-end thereafter	$12,750,000

(b) a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than the amount shown below:

Quarter-end	Ratio Amount

June2006 September 2006 and each quarter-end thereafter	5.50:1.0 4.75:1.0

(c) a ratio of Current Tangible Assets to current liabilities of not less than the amount shown below:

Quarter-end	Ratio Amount

March 2006 and each quarter-end thereafter	1.2:1.0

(d) As of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2007, a ratio of EBITDA for the twelve month period ending on the last day of each such fiscal quarter, to interest expense for the twelve month period ending on the last day of such fiscal quarter of not less than one and twenty-five one hundredths to one (1.25:1).

For purposes of this paragraph: (i) ‘Tangible Net Worth’ means the book value of Dealer’s assets less liabilities, excluding from such assets all Intangibles; (ii) ‘Intangibles’ means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; (iii) ‘Debt’ means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) ‘Subordinated Debt’ means all of means all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF; (v) ‘Current Tangible Assets’ means Dealer’s current assets less, to the extent otherwise included therein, all Intangibles and (vi) ‘EBITDA’ means, for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, and after adding back the operating expenses of Premire BPO consolidated under FIN #46 and other Operating Income, excluding therefrom (to the extent included): (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains and losses, gains and losses from discontinuance of operations and gains and losses arising from the sale of assets other than inventory) during the applicable period; (B) net earnings or losses of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (DE) any gain or loss arising from the acquisition or disposition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis.”

Dealer waives notice of CDF’s acceptance of this Addendum.

All other terms and provision of the BFA and AWE, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have both read this Addendum to the BFA and AWF, understand all the terms and provisions hereof, and agree to be bound thereby and subject thereto as of this 12th day of May, 2006.

ATTEST:	EN POINTE TECHNOLOGIES SALES, INC.
/s/ Robert A. Mercer	By: _/s/ Attiazaz “Bob” Din

Robert A. Mercer, Secretary	Attiazaz “Bob” Din Chief Executive Officer

ATTEST:	EN POINTE GOV, INC.

/s/ Robert A. Mercer	By: _/s/ Attiazaz “Bob” Din

Robert A. Mercer, Secretary	Attiazaz “Bob” Din Chief Executive Officer

GE COMMERCIAL DISTRIBUTION FINANCE
CORPORATION
By: _/s/ David J. Lynch
David J. Lynch
Vice President of Operations

ACKNOWLEDGEMENT BY GUARANTOR:
EN POINTE TECHNOLOGIES, INC.
By: _/s/ Attiazaz “Bob” Din
Attiazaz “Bob” Din
President